Exhibit 99.1

Contact:	Mark A. Kopser

Executive Vice President and Chief Financial Officer

(972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL

ANNOUNCES THIRD QUARTER 2012 RESULTS

Dallas, Texas (November 7, 2012) – United Surgical Partners International, Inc. (“USPI” or the “Company”) today announced results for the third quarter and nine months ended September 30, 2012.

Third Quarter Financial Results

For the quarter ended September 30, 2012, consolidated net revenues increased 5% to $128.3 million compared with $122.3 million in the prior year period. Operating income for the third quarter was $56.1 million as compared with $53.8 million for the prior year period. EBITDA less noncontrolling interests increased 15% to $47.4 million versus $41.1 million in the prior year quarter.

The financial results for the third quarter were driven by systemwide revenue growth of 9%, consisting of 5% U.S. same-facility revenue growth and the remainder being due to acquisition activity.

Cash flows from operating activities for the third quarter totaled $54.5 million compared with $63.0 million for the prior year period. Due to the refinancing completed on April 3, 2012, the Company incurred higher interest costs beginning in the second quarter of 2012. During the third quarter, the Company and its consolidated subsidiaries invested approximately $3.3 million in maintenance capital expenditures and an additional $2.9 million to develop new facilities and expand existing facilities.

Nine-Month Financial Results

For the nine months ended September 30, 2012, consolidated net revenues increased 6% to $385.7 million compared with $364.8 million in the prior year period. Operating income increased 6% for the first nine months of 2012 to $176.1 million as compared with $166.5 million for the prior year period. EBITDA less noncontrolling interests increased 10% to $142.5 million versus $129.1 million in the prior year period.

Cash flows from operating activities for the nine months ended September 30, 2012, totaled $129.9 million compared with $126.5 million for the prior year period. During the first nine months of 2012, the Company and its consolidated subsidiaries invested approximately $9.5 million in maintenance capital expenditures and an additional $14.2 million to develop new facilities and expand existing facilities.

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United Surgical Partners Announces Third Quarter 2012 Results

November 7, 2012

Systemwide Financial Results

Due to the Company’s partnerships with physicians and prominent healthcare systems, the Company does not consolidate the financial results of the majority of its facilities. While revenues of the Company’s unconsolidated facilities are not recorded as revenues by USPI, equity in earnings of unconsolidated affiliates is a significant and growing portion of the Company’s overall earnings. To help analyze results of operations, management uses systemwide operating measures such as systemwide revenue growth, which include revenues of both consolidated and unconsolidated facilities. In addition to overall systemwide revenue growth, USPI calculates growth rates and operating margins for the facilities that were operational in both the current and prior year periods, a group the Company refers to as same-store or same-facility. This group also consists of both consolidated and unconsolidated facilities. At September 30, 2012, 144 of the 203 facilities the Company operated were not consolidated.

For the third quarter, the systemwide revenues of the facilities operated by the Company increased 9% on a year-over-year basis, while consolidated revenues increased 5%. For the first nine months of 2012, the systemwide revenues of the facilities operated by the Company increased 12% on a year-over-year basis, while consolidated revenues increased 6%.

Development Activity

In the first nine months of 2012, the Company acquired five facilities and opened one de novo facility. The Company expects to add 10 to 15 facilities in 2012.

Reclassification of Prior Year Earnings Due to Refinancing and Spin-Out of the Company’s United Kingdom Subsidiary

During the second quarter of 2012, the Company amended its senior secured credit facility, issued new senior unsecured notes, redeemed all validly tendered outstanding notes pursuant to the previously announced tender offer and consent solicitation, deposited funds with the trustee to redeem the remaining outstanding notes, and spun-off its U.K. subsidiary. As a result, the Company no longer has any ownership in the U.K. subsidiary, which was renamed European Surgical Partners, Ltd. (“ESP”), and has classified its prior earnings as discontinued operations.

Hurricane Sandy

The Company had 29 facilities affected by Hurricane Sandy. While none of these facilities sustained any significant physical damage, most were without power for a period of time. Currently, all 29 facilities have power and the ability to treat patients; however, challenges remain for patients and physicians in these markets.

Conclusion

Commenting on the results, William H. Wilcox, USPI’s chief executive officer, said, “We believe our model of being a low cost, high quality provider, while partnering with physicians and prominent health systems, puts our company in an excellent position to prosper.”

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United Surgical Partners Announces Third Quarter 2012 Results

November 7, 2012

The live broadcast of USPI’s third quarter conference call will begin at 10:00 a.m. Eastern Time today, November 7, 2012. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.uspi.com or at www.earnings.com. Additional financial information pertaining to United Surgical Partners International may be found by visiting the Investor Relations section of the Company’s website.

USPI, headquartered in Dallas, Texas, currently has ownership interests in or operates 204 domestic facilities, of which 143 are jointly owned with not-for-profit healthcare systems.

The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) reduction in reimbursement from payors; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the Company’s significant leverage; (iv) geographic concentrations of certain of the Company’s operations; (v) risks associated with the Company’s acquisition and development strategies; (vi) the regulated nature of the healthcare industry; (vii) the highly competitive nature of the healthcare business; and (viii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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United Surgical Partners Announces Third Quarter 2012 Results

November 7, 2012

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

Unaudited Condensed Consolidated Statements of Income

(in thousands, except number of facilities)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues	$128,305	$122,261	$385,720	$364,802
Equity in earnings of unconsolidated affiliates	22,118	18,890	66,207	56,923
Operating expenses:
Salaries, benefits and other employee costs	32,999	31,461	99,649	92,536
Medical services and supplies	20,184	18,888	58,882	56,289
Other operating expenses	21,838	19,879	62,925	58,495
General and administrative expenses	9,326	10,456	30,008	28,959
Provision for doubtful accounts	2,001	2,758	6,314	6,743
Net loss (gain) on deconsolidations, disposals and impairments	2,233	(1,271)	660	(3,749)
Depreciation and amortization	5,746	5,226	17,409	15,946

Total operating expenses	94,327	87,397	275,847	255,219

Operating income	56,096	53,754	176,080	166,506
Interest expense, net	(23,090)	(15,165)	(61,562)	(47,929)
Loss on early retirement of debt	(23)	—	(37,981)	—
Other, net	34	6	(748)	(114)

Income from continuing operations before income taxes	33,017	38,595	75,789	118,463
Income tax expense	(6,394)	(8,717)	(10,343)	(27,291)

Income from continuing operations	26,623	29,878	65,446	91,172
Discontinued operations, net of tax	(2)	2,006	3,434	7,213

Net income	26,621	31,884	68,880	98,385
Less: Net income attributable to noncontrolling interests	(16,638)	(16,598)	(51,666)	(49,592)

Net income attributable to USPI’s common stockholder	$9,983	$15,286	$17,214	$48,793

Supplemental Data:
Facilities operated at period end	203	199	203	199

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United Surgical Partners Announces Third Quarter 2012 Results

November 7, 2012

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	Sept. 30, 2012	Dec. 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$63,086	$41,822
Available for sale securities	10,591	4,815
Accounts receivable, net of allowance for doubtful accounts of $8,427 and $8,576, respectively	36,868	58,057
Other receivables	14,238	10,499
Inventories	7,382	10,117
Deferred tax assets, net	12,918	14,704
Other	14,719	15,314

Total current assets	159,802	155,328
Property and equipment, net	121,741	235,321
Investments in unconsolidated affiliates	452,778	444,734
Goodwill and intangible assets, net	1,475,935	1,536,485
Other	23,973	21,630

Total assets	$2,234,229	$2,393,498

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$16,905	$28,765
Accrued expenses and other	231,220	222,985
Current portion of long-term debt	18,202	25,487

Total current liabilities	266,327	277,237

Long-term debt	1,312,588	1,042,969
Other liabilities	190,325	198,753

Total liabilities	1,769,240	1,518,959

Noncontrolling interests—redeemable	139,455	106,668

USPI stockholder’s equity	289,488	732,688
Noncontrolling interests—nonredeemable	36,046	35,183

Total equity	325,534	767,871

Total liabilities and equity	$2,234,229	$2,393,498

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United Surgical Partners Announces Third Quarter 2012 Results

November 7, 2012

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

Key Operating Statistics

(in thousands, except for number of facilities, cases and percentages)

	Three Months Ended September 30,
	2012	2011	% Change
Systemwide same-facility statistics(1) (2):
Facility cases	228,111	223,071	2.3%
Net revenue/case	$2,276	$2,222	2.4%
Net revenue	$519,095	$495,717	4.7%
Facility operating income margin(3)	24.2%	26.4%	(220	) bps
Other:
Total consolidated facilities	59	57
EBITDA less noncontrolling interests(4)
GAAP operating income	$56,096	$53,754	4.4%
Depreciation and amortization	5,746	5,226
Net loss (gain) on deconsolidations, disposals & impairments	2,233	(1,271)

EBITDA	64,075	57,709
Net income attributable to noncontrolling interests	(16,638)	(16,598)

EBITDA less noncontrolling interests	$47,437	$41,111	15.4%

	Nine Months Ended September 30,
	2012	2011	% Change
EBITDA less noncontrolling interests(4)
GAAP operating income	$176,080	$166,506	5.7%
Depreciation and amortization	17,409	15,946
Net loss (gain) on deconsolidations, disposals & impairments	660	(3,749)

EBITDA	194,149	178,703
Net income attributable to noncontrolling interests	(51,666)	(49,592)

EBITDA less noncontrolling interests	$142,483	$129,111	10.4%

(1)	Excludes facilities in their first year of operations. Includes facilities accounted for under the equity method as well as consolidated facilities.
(2)	Statistics for acquired facilities are included in both periods.
(3)	Calculated as operating income divided by net revenue.
(4)

EBITDA and EBITDA less noncontrolling interests are not measures defined under generally accepted accounting principles (GAAP). The Company believes EBITDA and EBITDA less noncontrolling interests are important measures for purposes of allocating resources and assessing performance. EBITDA, which is computed by adding operating income, depreciation and amortization, and net (gain) loss on deconsolidations, disposals and impairments, is commonly used as an analytical indicator within the healthcare industry and also serves as a measure of leverage capacity and debt service ability. EBITDA less noncontrolling interests, which is computed by subtracting net income attributable to noncontrolling interests from EBITDA, adjusts both years’ EBITDA to reflect that the Company does not own 100% of each facility. EBITDA and EBITDA less noncontrolling interests should not be considered as measures of financial performance under GAAP, and the items excluded from EBITDA and EBITDA less noncontrolling interests are significant components in understanding and assessing financial performance. Because EBITDA and EBITDA less noncontrolling interests are not measurements determined in accordance with GAAP and are thus susceptible to varying calculation methods, EBITDA and EBITDA less noncontrolling interests as presented by United Surgical Partners International may not be comparable to similarly titled measures of other companies.

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